Titan Machinery Inc. Announces Results for
Fiscal Fourth Quarter and Full Year Ended January 31, 2023

- Revenue for Fiscal 2023 Increased 29.1% to $2.2 billion -
- Record Fiscal 2023 GAAP EPS of $4.49 and Adjusted EPS of $4.52, an increase of 53.8% and 51.7%, respectively -

West Fargo, ND – March 16, 2023 – Titan Machinery Inc. (Nasdaq: TITN), a leading network of full-service agricultural and construction equipment stores, today reported financial results for the fiscal fourth quarter and full year ended January 31, 2023.
David Meyer, Titan Machinery’s Chairman and Chief Executive Officer, stated, "Fiscal 2023 was a record year for us, driven by strong execution and our continued commitment to outstanding customer service. We generated sales of $2.2 billion and record adjusted earnings per share of $4.52, reflecting solid organic growth and operating leverage that was further supported by a strong year of acquisition activity — adding 22 store locations over the last 14 months. Our Agriculture segment was the standout performer with strong operational execution which benefited from high demand levels that are being supported by a favorable farm economy. Our Construction and International segments each had a great year as well, highlighted by significant expansion in pre-tax income margin in fiscal 2023, finishing the full year at 6.0% and 6.8%, respectively. We are very pleased with our team, who has driven significant sales growth and improved profitability in this supply constrained environment."
Fiscal 2023 Fourth Quarter Results
Consolidated Results
For the fourth quarter of fiscal 2023, revenue increased to $583.0 million, compared to $507.6 million in the fourth quarter last year. Equipment revenue was $471.0 million for the fourth quarter of fiscal 2023, compared to $413.2 million in the fourth quarter last year. Parts revenue was $72.2 million for the fourth quarter of fiscal 2023, compared to $58.5 million in the fourth quarter last year. Revenue generated from service was $28.0 million for the fourth quarter of fiscal 2023, compared to $26.2 million in the fourth quarter last year. Revenue from rental and other was $11.8 million for the fourth quarter of fiscal 2023, compared to $9.8 million in the fourth quarter last year.
Gross profit for the fourth quarter of fiscal 2023 was $108.9 million compared to $94.2 million in the fourth quarter last year. The Company's gross profit margin increased to 18.7% in the fourth quarter of fiscal 2023, compared to 18.6% in the fourth quarter last year. The fourth quarters of fiscal 2023 and fiscal 2022 each included benefits related to manufacturer incentive plans of $1.8 million and $6.4 million, respectively. The amounts differed primarily due to the timing of incentive accruals and were both $6.4 million on a full year basis. The year-over-year increase in the underlying gross profit margin in the fourth quarter and full year was primarily driven by stronger equipment margins.
Operating expenses were $83.7 million for the fourth quarter of fiscal 2023, compared to $64.6 million in the fourth quarter last year. The year-over-year increase was driven by inclusion of operating expenses related to the acquisitions that have occurred in the past year, as well as higher variable expenses on increased sales volume. Operating expenses as a percentage of revenue increased 170 basis points to 14.4% for the fourth quarter of fiscal 2023, compared to 12.7% of revenue in the prior year period. The year-over-year increase as a percentage of sales was primarily due to the prior year's operating expenses being reduced by an offsetting $5.7 million gain on the divestiture of the Montana and Wyoming stores within our Construction segment.

Floorplan and other interest expense was $2.1 million for the fourth quarter of fiscal 2023, compared to $1.4 million for the same period last year.
In the fourth quarter of fiscal 2023, net income was $18.1 million, or earnings per diluted share of $0.80, which included approximately $0.06 of benefits associated with manufacturer incentive plans. This compares to net income of $22.4 million, or earnings per diluted share of $0.99, for the fourth quarter of last year, which included approximately $0.47 of benefits associated with manufacturer incentive plans, a gain on the sale of the Montana and Wyoming construction store locations, and a partial release of an income tax valuation allowance.
On an adjusted basis, net income for the fourth quarter of fiscal 2023 was $18.3 million, or adjusted earnings per diluted share of $0.81, compared to adjusted net income of $22.5 million, or adjusted earnings per diluted share of $0.99, for the fourth quarter of last year.
The Company generated $32.1 million in adjusted EBITDA in the fourth quarter of fiscal 2023, reflecting a decrease of 10.6% versus the $35.9 million generated in the fourth quarter of last year.
Segment Results
Agriculture Segment - Revenue for the fourth quarter of fiscal 2023 was $440.9 million, compared to $346.3 million in the fourth quarter last year. The revenue increase was positively impacted by organic growth as well as the acquisitions of Jaycox Implement in December 2021, Mark's Machinery in April 2022, and Heartland Ag Systems in August 2022. Pre-tax income for the fourth quarter of fiscal 2023 was $19.3 million compared to $17.7 million in the fourth quarter of the prior year; both periods reflect benefits associated with manufacturer incentive plans in the amounts of $1.8 million and $5.1 million, respectively.
Construction Segment - Revenue for the fourth quarter of fiscal 2023 was $85.1 million, compared to $87.9 million in the fourth quarter last year. Same-store sales increased 27.8% primarily due to increased equipment demand, but was offset by the lost sales contributions from the Company’s fiscal 2022 fourth quarter divestiture of construction stores in Montana and Wyoming, and the fiscal 2023 first quarter divestiture of the Company's consumer products store in North Dakota. Pre-tax income for the fourth quarter of fiscal 2023 was $5.4 million, and compared to $9.0 million in the fourth quarter last year. The prior year fourth quarter included a $5.7 million gain associated with the Montana and Wyoming divestitures.
International Segment - Revenue for the fourth quarter of fiscal 2023 was $57.0 million, compared to $73.4 million in the fourth quarter last year; foreign currency fluctuations accounted for $6.2 million of the decrease in revenue. Net of the effect of these foreign currency fluctuations, revenue decreased $10.2 million or 13.9%, and the primary driver of that decrease was lower sales in Ukraine which remains impacted by the on-going conflict with Russia. Pre-tax income for the fourth quarter of fiscal 2023 was $1.5 million. This compares to pre-tax income of $3.1 million in the fourth quarter last year, which included a $1.3 million benefit earned through manufacturer incentives specific to Ukraine and did not repeat in fiscal 2023. Adjusted pre-tax income, was $1.7 million for the fourth quarter of fiscal 2023 and $3.1 million in the fourth quarter of last year.
Fiscal 2023 Full Year Results
Revenue increased 29.1% to $2.2 billion for fiscal 2023. Net income for fiscal 2023 was $101.9 million, or a record $4.49 per diluted share which included approximately $0.21 of benefits associated with manufacturer incentive plans. This compares to $66.0 million, or $2.92 per diluted share, for the prior year which included approximately $0.47 of benefits associated with manufacturer incentive plans, a gain on the sale of the Montana and Wyoming construction store locations, and a partial release of an income tax valuation allowance. Adjusted net income for fiscal 2023 was $102.6 million, or $4.52 per diluted share, compared to an adjusted net income of $67.3 million, or $2.98 per diluted share, for the prior year. The Company generated adjusted EBITDA of $165.9 million in fiscal 2023, representing an increase of 45.0% compared to adjusted EBITDA of $114.5 million in fiscal 2022.
Balance Sheet and Cash Flow
Cash at the end of the fourth quarter of fiscal 2023 was $43.9 million. Inventories increased to $703.9 million as of January 31, 2023, compared to $421.8 million as of January 31, 2022. This change in inventory reflects increases of $174.1 million, $36.7 million, and $68.7 million in new equipment, used equipment and parts inventory, respectively. The increase in inventory also includes $117.7 million that was attributable to acquisitions made during fiscal 2023. Outstanding floorplan payables were $258.4 million on $781.0 million total available floorplan lines of credit as of January 31, 2023, compared to $135.4 million outstanding floorplan payables as of January 31, 2022.

For the fiscal year ended January 31, 2023, the Company’s net cash provided by operating activities was $10.8 million, compared to $158.9 million for the fiscal year ended January 31, 2022. This decrease in operating cash flow was driven by an increase in inventory, which reflects a modest improvement toward healthier inventory levels in some equipment categories such as low horsepower tractors, as well as the timing of new equipment receipts near year end which didn’t allow for delivery to our customers before the end of the fiscal year.
Additional Management Commentary
Mr. Meyer concluded, "The fourth quarter was negatively impacted by delayed new equipment shipments. This abnormal congestion at the very end of the fiscal year limited our ability to deliver equipment to customers and recognize revenue, which resulted in an increase of pre-sold units coming on to our balance sheet at year end. While this impacted our financial performance in the fourth quarter, it is ultimately a timing nuance, as we expect to catch up on the backlog as we progress throughout the year. We are carrying significant demand into fiscal 2024 and continue to believe that we are experiencing an extended cycle that is being supported by strong Ag fundamentals which should drive sustained demand throughout the fiscal year. Equipment availability will likely remain a limiting factor in the near-term, but we are focused on those elements we can control and have an incredible foundation for another strong year as laid out in the modeling assumptions we are introducing today."

2024 Modeling Assumptions
The following are the Company's current expectations for fiscal 2024 modeling assumptions.

Current Assumptions
Segment Revenue
Agriculture(1)	Up 20-25%
Construction	Flat - Up 5%
International	Up 8-13%

Diluted EPS(2)	$4.50 - $5.10

(1) Includes the full year impact of the Mark's Machinery acquisition, which closed in April 2022, the Heartland acquisition, which closed in August 2022, and the Pioneer Equipment acquisition, which closed in February 2023.

(2) Includes an estimated loss of approximately $0.07 per share for our Ukraine subsidiary which would be similar to actual results in Fiscal 2023.

Conference Call and Presentation Information
The Company will host a conference call and audio webcast today at 7:30 a.m. Central time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial (877) 704-4453 from the U.S. International callers can dial (201) 389-0920. A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, March 30, 2023, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations, and entering confirmation code 13735884.
A copy of the presentation that will accompany the prepared remarks from the conference call is available on the Company’s website under Investor Relations at www.titanmachinery.com. An archive of the audio webcast will be available on the Company’s website under Investor Relations at www.titanmachinery.com for 30 days following the audio webcast.
Non-GAAP Financial Measures
Within this release, the Company refers to certain adjusted financial measures, which have directly comparable GAAP financial measures as identified in this release. The Company believes that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. The non-GAAP financial measures in this release include adjustments for Ukraine remeasurement gains/losses and impairment charges. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this release and the Company's financial statements and other publicly filed reports. Non-GAAP financial measures presented in this release may not be comparable to similarly titled measures used by other companies. Investors are encouraged to review the reconciliations of adjusted financial measures used in this release to their most directly comparable GAAP financial measures. These reconciliations are attached to this release. The tables included in the Non-GAAP Reconciliations section reconcile adjusted net income, adjusted EBITDA, adjusted diluted earnings per share, and adjusted income before income taxes (all non-GAAP financial measures) for the periods presented, to their respective most directly comparable GAAP financial measures.
About Titan Machinery Inc.
Titan Machinery Inc., founded in 1980 and headquartered in West Fargo, North Dakota, owns and operates a network of full service agricultural and construction equipment dealer locations in North America and Europe. The network consists of US locations in Colorado, Idaho, Iowa, Kansas, Minnesota, Missouri, Montana, Nebraska, North Dakota, South Dakota, Washington, Wisconsin and Wyoming and its European stores are located in Bulgaria, Germany, Romania, and Ukraine. The Titan Machinery locations represent one or more of the CNH Industrial Brands, including Case IH, New Holland Agriculture, Case Construction, New Holland Construction, and CNH Industrial Capital. Additional information about Titan Machinery Inc. can be found at www.titanmachinery.com.
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "assume", "assumption", "potential," "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of our management. Forward-looking statements made in this release, which include statements regarding modeling assumptions and expected results of operations for the fiscal year ending January 31, 2024 and may also include statements regarding

Agriculture, Construction, and International segment initiatives and improvements, segment revenue realization, growth and profitability expectations, the performance of our Ukrainian subsidiary within our International segment, inventory availability expectations, leverage expectations, agricultural and construction equipment industry conditions and trends, involve known and unknown risks and uncertainties that may cause Titan Machinery's actual results in future periods to differ materially from the forecasted assumptions and expected results. The Company's risks and uncertainties include, among other things, our ability to successfully integrate and realize growth opportunities and synergies in connection with the Heartland Ag System's acquisition, the risk that we assumed unforeseen or other liabilities in connection with the Heartland Ag System's acquisition and the impact of any conditions or obligations imposed on us under the new Case IH dealer agreements for the commercial application equipment business. In addition, risks and uncertainties also include the impact of the Russia-Ukraine conflict on our Ukrainian subsidiary, our substantial dependence on CNH Industrial, including CNH Industrial's ability to design, manufacture and allocate inventory to our stores necessary to satisfy our customers' demands, supply chain disruptions impacting our suppliers, including CNH Industrial, the continued availability of organic growth and acquisition opportunities, potential difficulties integrating acquired stores, industry supply levels, fluctuating agriculture and construction industry economic conditions, the success of recently implemented initiatives within the Company's operating segments, the uncertainty and fluctuating conditions in the capital and credit markets, difficulties in conducting international operations, foreign currency risks, governmental agriculture policies, seasonal fluctuations, the ability of the Company to manage inventory levels, weather conditions, disruption in receiving ample inventory financing, and increased competition in the geographic areas we serve. These and other risks are more fully described in Titan Machinery's filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K, as updated in subsequently filed Quarterly Reports on Form 10-Q, as applicable. Titan Machinery conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risks and uncertainties may arise. It is not possible for management to predict all such risks and uncertainties, nor to assess the impact of all such risks and uncertainties on Titan Machinery's business or the extent to which any individual risk or uncertainty, or combination of risks and uncertainties, may cause results to differ materially from those contained in any forward-looking statement. Other than as required by law, Titan Machinery disclaims any obligation to update such risks and uncertainties or to publicly announce results of revisions to any of the forward-looking statements contained in this release to reflect future events or developments.

Investor Relations Contact:
ICR, Inc.
Jeff Sonnek, jeff.sonnek@icrinc.com
Managing Director
646-277-1263

TITAN MACHINERY INC.
Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2023	January 31, 2022
Assets
Current Assets
Cash	$43,913	$146,149
Receivables, net of allowance for expected credit losses	95,844	94,287
Inventories	703,939	421,758
Prepaid expenses and other	25,554	28,135
Total current assets	869,250	690,329
Noncurrent Assets
Property and equipment, net of accumulated depreciation	217,782	178,243
Operating lease assets	50,206	56,150
Deferred income taxes	1,246	1,328
Goodwill	30,622	8,952
Intangible assets, net of accumulated amortization	18,411	10,624
Other	1,178	1,041
Total noncurrent assets	319,445	256,338
Total Assets	$1,188,695	$946,667

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$40,834	$25,644
Floorplan payable	258,372	135,415
Current maturities of long-term debt	7,241	5,876
Current maturities of operating leases	9,855	9,601
Deferred revenue	119,845	134,146
Accrued expenses and other	58,159	59,339
Income taxes payable	3,845	4,700
Total current liabilities	498,151	374,721
Long-Term Liabilities
Long-term debt, less current maturities	89,950	74,772
Operating lease liabilities	48,513	55,595
Deferred income taxes	9,563	2,006
Other long-term liabilities	6,212	4,374
Total long-term liabilities	154,238	136,747
Stockholders' Equity
Common stock	—	—
Additional paid-in-capital	256,541	254,455
Retained earnings	284,784	182,916
Accumulated other comprehensive income (loss)	(5,019)	(2,172)
Total stockholders' equity	536,306	435,199
Total Liabilities and Stockholders' Equity	$1,188,695	$946,667

TITAN MACHINERY INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2023	2022	2023	2022
Revenue
Equipment	$470,980	$413,156	$1,711,559	$1,291,684
Parts	72,222	58,452	327,196	266,916
Service	27,955	26,236	129,803	115,641
Rental and other	11,825	9,752	40,748	37,665
Total Revenue	582,982	507,596	2,209,306	1,711,906
Cost of Revenue
Equipment	407,161	357,621	1,477,539	1,130,205
Parts	48,256	40,141	220,418	186,324
Service	10,920	9,457	46,208	38,771
Rental and other	7,780	6,129	25,302	23,882
Total Cost of Revenue	474,117	413,348	1,769,467	1,379,182
Gross Profit	108,865	94,248	439,839	332,724
Operating Expenses	83,675	64,584	301,516	241,044
Impairment of Intangible and Long-Lived Assets	—	—	—	1,498
Income from Operations	25,190	29,664	138,323	90,182
Other Income (Expense)
Interest and other income	694	495	3,862	2,431
Floorplan interest expense	(788)	(148)	(1,875)	(1,175)
Other interest expense	(1,267)	(1,244)	(5,069)	(4,537)
Income Before Income Taxes	23,829	28,767	135,241	86,901
Provision for Income Taxes	5,717	6,332	33,373	20,854
Net Income	18,112	22,435	101,868	66,047

Diluted Earnings per Share	$0.80	$0.99	$4.49	$2.92
Diluted Weighted Average Common Shares	22,405	22,288	22,380	22,248

TITAN MACHINERY INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended January 31,
	2023	2022
Operating Activities
Net income	$101,868	$66,047
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,197	22,139
Impairment	—	1,498
Other, net	19,995	13,155
Changes in assets and liabilities
Inventories	(180,929)	5,799
Manufacturer floorplan payable	69,633	14,233
Other working capital	(24,948)	36,045
Net Cash Provided by Operating Activities	10,816	158,916
Investing Activities
Property and equipment purchases	(37,211)	(37,627)
Proceeds from sale of property and equipment	3,756	16,046
Acquisition consideration, net of cash acquired	(100,471)	(33,643)
Other, net	(139)	26
Net Cash Used for Investing Activities	(134,065)	(55,198)
Financing Activities
Net change in non-manufacturer floorplan payable	22,334	(35,443)
Net proceeds from long-term debt	778	1,136
Other, net	(1,153)	(1,028)
Net Cash Provided by Used for Financing Activities	21,959	(35,335)
Effect of Exchange Rate Changes on Cash	(946)	(1,224)
Net Change in Cash	(102,236)	67,159
Cash at Beginning of Period	146,149	78,990
Cash at End of Period	$43,913	$146,149

TITAN MACHINERY INC.
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended January 31,			Twelve Months Ended January 31,
	2023	2022	Change	2023	2022	Change
Revenue
Agriculture	$440,891	$346,330	27.3%	$1,601,720	$1,076,751	48.8%
Construction	85,067	87,879	(3.2)%	308,457	317,164	(2.7)%
International	57,024	73,387	(22.3)%	299,129	317,991	(5.9)%
Total	$582,982	$507,596	14.9%	$2,209,306	$1,711,906	29.1%

Income (Loss) Before Income Taxes
Agriculture	$19,345	$17,657	9.6%	$102,733	$60,567	69.6%
Construction	5,372	9,026	(40.5)%	18,569	15,543	19.5%
International	1,514	3,054	(50.4)%	20,197	12,552	60.9%
Segment income before income taxes	26,231	29,737	(11.8)%	141,499	88,662	59.6%
Shared Resources	(2,402)	(970)	(147.8)	(6,258)	(1,761)	n/m
Total	$23,829	$28,767	(17.2)%	$135,241	$86,901	55.6%

TITAN MACHINERY INC.
Non-GAAP Reconciliations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2023	2022	2023	2022
Adjusted Net Income
Net Income	$18,112	$22,435	$101,868	$66,047
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	228	34	777	(263)
Total Adjustments (1)	228	34	777	1,235
Adjusted Net Income	$18,340	$22,469	$102,645	$67,282

Adjusted Diluted EPS
Diluted EPS	$0.80	$0.99	$4.49	$2.92
Adjustments (2)
Impairment charges	—	—	—	0.07
Ukraine remeasurement (gain) / loss	0.01	—	0.03	(0.01)
Total Adjustments (1)	0.01	—	0.03	0.06
Adjusted Diluted EPS	$0.81	$0.99	$4.52	$2.98

Adjusted Income Before Income Taxes
Income Before Income Taxes	$23,829	$28,767	$135,241	$86,901
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	228	34	777	(263)
Total Adjustments	228	34	777	1,235
Adjusted Income Before Income Taxes	$24,057	$28,801	$136,018	$88,136

Adjusted Income Before Income Taxes - International
Income Before Income Taxes	$1,514	$3,054	$20,196	$12,553
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	228	34	777	(263)
Total Adjustments	228	34	777	1,235
Adjusted Income Before Income Taxes	$1,742	$3,088	$20,973	$13,788

Adjusted EBITDA
Net Income	$18,112	$22,435	$101,868	$66,047
Adjustments
Interest expense, net of interest income	1,167	1,267	4,730	4,208
Provision for income taxes	5,717	6,332	33,373	20,854
Depreciation and amortization	6,842	5,803	25,197	22,139
EBITDA	31,838	35,837	165,168	113,248
Adjustments
Impairment charges	—	—	—	1,498
Ukraine remeasurement (gain) / loss	228	34	777	(263)
Total Adjustments	228	34	777	1,235
Adjusted EBITDA	$32,066	$35,871	$165,945	$114,483

(1) Due to the income tax valuation allowance on our Ukrainian and German subsidiaries, there are no tax adjustments for the Ukraine remeasurement (gain)/loss for the periods ended January 31, 2023 and 2022 or the impairment charge for the periods ended January 31, 2022.
(2) Adjustments are net of amounts allocated to participating securities where applicable.